Exhibit 99.1

ITT REPORTS 2024 THIRD QUARTER EARNINGS PER SHARE (EPS) OF $1.96, ADJUSTED EPS OF $1.46

▪17% orders growth (14% organic) driven by pump project awards, rail share gains and connectors demand
▪8% revenue growth (6% organic) driven by strength across all segments
▪610 basis points operating margin expansion to 23.5%, including $48 million preliminary gain on divestiture of Wolverine Advanced Materials (Wolverine); 60 basis points adjusted operating margin expansion to 18.3%
▪46% EPS growth primarily driven by the gain on the Wolverine divestiture; 7% adjusted EPS growth driven by pricing actions, volume and productivity
▪Raising midpoint of full year EPS guidance given continued outperformance

STAMFORD, Conn., Oct. 29, 2024 – ITT Inc. (NYSE: ITT) today reported financial results for the third quarter ended September 28, 2024. Revenue increased 8% versus prior year (6% organic) primarily driven by Friction and rail share gains in Motion Technologies (MT), short cycle demand in Industrial Process (IP) and connectors growth in Connect & Control Technologies (CCT). The Svanehøj and kSARIA acquisitions contributed 7% to total revenue growth, while the divestiture of Wolverine had a (4%) impact.
Third quarter operating income of $208 million increased 45% versus prior year primarily due to the $48 million preliminary gain on the divestiture of Wolverine in July. On an adjusted basis, operating income increased 11% due to higher sales volume, pricing actions and productivity, partially offset by higher material and labor costs, temporary acquisition amortization and unfavorable foreign currency impacts.
EPS for the third quarter of $1.96 increased 46% versus prior year primarily due to the previously mentioned gain on sale. Adjusted EPS of $1.46 increased 7% compared to prior year primarily driven by higher operating income and partially offset by higher interest expense due to acquisitions.
Net cash from operating activities for the third quarter of $124 million decreased 27% versus prior year primarily driven by higher working capital, partially offset by higher operating income. Free cash flow for the quarter of $87 million decreased 41% versus prior year. On a year-to-date basis, operating cash flow is down $(28) million and free cash flow is down $(47) million due to higher working capital, higher interest payments and capital expenditures, partially offset by higher segment operating income.
Table 1. Third Quarter Performance

	Q3 2024	Q3 2023	Change
Revenue	$885.2	$822.1	7.7%
Organic Growth			5.5%
Operating Income	$207.9	$143.1	45.3%
Operating Margin	23.5%	17.4%	610	bps
Adjusted Operating Income	$161.6	$145.5	11.1%
Adjusted Operating Margin	18.3%	17.7%	60	bps
Earnings Per Share	$1.96	$1.34	46.3%
Adjusted Earnings Per Share	$1.46	$1.37	6.6%
Net Cash from Operating Activities	$123.9	$169.8	(27.0)%
Free Cash Flow	$87.3	$147.6	(40.9)%
Note: all results unaudited; dollars in millions except for per share amounts
Management Commentary
“Our third quarter results demonstrate the strength of the ITT businesses and of our people. Our teams once again outperformed with strong profitable growth and continued margin expansion. This quarter, once again, all of our businesses contributed: growth in our short-cycle flow business was robust, Friction continued to outperform, we took further share in rail and drove over twenty percent growth in industrial connectors. Furthermore, our legacy business surpassed our long-term margin target for the second consecutive quarter. On top of this, we also deployed more than $1 billion of capital year to date.
As a result of our strong performance thus far, we are raising the midpoint of our full year EPS outlook. Excluding the temporary acquisition amortization, we are driving to over $6 of earnings in 2024 on the strength of our execution and outperformance. This organic value creation should continue with mid-teens orders growth this quarter, leading to a record ending backlog of $1.7 billion. Our growing backlog and ramping contributions from acquisitions give us a strong foundation for long term growth, whilst we keep on building a robust M&A pipeline with higher growth and higher margin businesses,” said ITT’s Chief Executive Officer and President Luca Savi.
Table 2. Third Quarter Segment Results

	Revenue			Operating Income			Operating Margin
	Q3 2024	Reported Change	Organic Growth	Q3 2024	Reported Change	Adjusted Change	Q3 2024	Reported Change	Adjusted Change
Motion Technologies	344.9	(4.1)%	4.7%	110.0	85.2%	2.1%	31.9%	1,540 bps	110 bps
Industrial Process	333.8	19.3%	6.1%	69.8	7.9%	7.1%	20.9%	(220) bps	(240) bps
Connect & Control Technologies	207.2	12.6%	5.7%	38.1	14.8%	17.9%	18.4%	40 bps	90 bps
Note: all results unaudited; excludes intercompany eliminations of $0.7; comparisons to Q3 2023
Motion Technologies revenue decreased $15 million primarily due to the Wolverine divestiture in July 2024, partially offset by higher sales volume from Friction and rail demand in KONI. Operating income increased $51 million primarily due to the $48 million gain on sale, productivity actions and lower material and overhead costs, partially offset by foreign currency impact and higher labor costs.
Industrial Process revenue increased $54 million primarily due to the acquisition of Svanehøj, which closed in January 2024, and growth in baseline pumps, valves and aftermarket parts and service. Operating income increased by approximately $5 million primarily due to productivity actions, higher sales volume and pricing, partially offset by higher material, labor and overhead costs, foreign currency and Svanehøj temporary acquisition amortization.
Connect & Control Technologies revenue increased $23 million primarily driven by the acquisition of kSARIA, which closed in September 2024, pricing actions and growth in defense and industrial connectors. Operating income increased $5 million primarily due to pricing, productivity actions and contributions from kSARIA, partially offset by higher material, labor and overhead costs.
Quarterly Dividend
The company announced today a quarterly dividend of $0.319 per share on its outstanding common stock. ITT’s Board of Directors approved the cash dividend for the fourth quarter of 2024, which will be payable on Tuesday, Dec. 31, to shareholders of record as of the close of business on Friday, Nov. 29.
2024 Guidance
The company is raising its full-year revenue and operating margin guidance above the previous midpoint, while also raising the midpoint of its adjusted EPS outlook despite the incremental interest expense and purchase price amortization from the kSARIA acquisition. We now expect revenue growth of 10% to 12%, up 5% to 7% on an organic basis; operating margin of 18.4% to 18.7% and adjusted operating margin of 17.4% to 17.7%, up 50 to 80 bps (up 130 to 160 bps excluding acquisition dilution); full year EPS of $6.16 to $6.22 and adjusted EPS of $5.80 to $5.86, up 11% to 12% for the full year. We now expect free cash flow of ~$450 million, representing ~12% free cash flow margin for the full year.
It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, we are unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted segment operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly we have not provided reconciliations for these forward-looking non-GAAP financial measures.
Investor Conference Call Details
ITT’s management will host a conference call for investors on Tuesday, Oct. 29 at 8:30 a.m. Eastern Time. The briefing can be accessed live via a webcast, which is available on the company’s website: https://investors.itt.com. A replay of the webcast will be available beginning two hours after the webcast. Reconciliations of non-GAAP financial performance metrics to their most comparable U.S.

GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP.
Investor Contact
Mark Macaluso
+1 914-641-2064
mark.macaluso@itt.com

Media Contact
Phil Terrigno
+1 914-641-2143
phil.terrigno@itt.com

Safe Harbor Statement
This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In addition, the conference call (including the financial results presentation material) may include, and officers and representatives of ITT may from time to time make and discuss, projections, goals, assumptions, and statements that may constitute “forward-looking statements”. These forward-looking statements are not historical facts, but rather represent only a belief regarding future events based on current expectations, estimates, assumptions and projections about our business, future financial results and the industry in which we operate, and other legal, regulatory, and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future events and future operating or financial performance.
We use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “guidance,” “project,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and, by their nature, many are inherently unpredictable and outside of ITT’s control, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.
Where in any forward-looking statement we express an expectation or belief as to future results or events, such expectation or belief is based on current plans and expectations of our management, expressed in good faith and believed to have a reasonable basis. However, we cannot provide any assurance that the expectation or belief will occur or that anticipated results will be achieved or accomplished.
Among the factors that could cause our results to differ materially from those indicated by forward-looking statements are risks and uncertainties inherent in our business including, without limitation:
•uncertain global economic and capital markets conditions, which have been influenced by heightened geopolitical tensions, inflation, changes in monetary policies, the threat of a possible regional or global economic recession, trade disputes between the U.S. and its trading partners, political and social unrest, and the availability and fluctuations in prices of energy and commodities, including steel, oil, copper and tin;
•fluctuations in interest rates and the impact of such fluctuations on customer behavior and on our cost of debt;
•fluctuations in foreign currency exchange rates and the impact of such fluctuations on our revenues, customer demand for our products and on our hedging arrangements;
•volatility in raw material prices and our suppliers’ ability to meet quality and delivery requirements;
•impacts and risk of liabilities from recent mergers, acquisitions, or venture investments, and past divestitures and spin-offs;
•our inability to hire or retain key personnel;
•failure to compete successfully and innovate in our markets;
•failure to manage the distribution of products and services effectively;
•failure to protect our intellectual property rights or violations of the intellectual property rights of others;
•the extent to which there are quality problems with respect to manufacturing processes or finished goods;
•the risk of cybersecurity breaches or failure of any information systems used by the Company, including any flaws in the implementation of any enterprise resource planning systems;
•loss of or decrease in sales from our most significant customers;
•risks due to our operations and sales outside the U.S. and in emerging markets, including the imposition of tariffs and trade sanctions;
•fluctuations in demand or customers’ levels of capital investment, maintenance expenditures, production, and market cyclicality;
•the risk of material business interruptions, particularly at our manufacturing facilities;
•risks related to government contracting, including changes in levels of government spending and regulatory and contractual requirements applicable to sales to the U.S. government;
•fluctuations in our effective tax rate, including as a result of changing tax laws and other possible tax reform legislation in the U.S. and other jurisdictions;
•changes in environmental laws or regulations, discovery of previously unknown or more extensive contamination, or the failure of a potentially responsible party to perform;
•failure to comply with the U.S. Foreign Corrupt Practices Act (or other applicable anti-corruption legislation), export controls and trade sanctions; and
•risk of product liability claims and litigation.
More information on factors that could cause actual results or events to differ materially from those anticipated is included in our Annual Report on Form 10-K for the year ended December 31, 2023 (particularly under the caption "Risk Factors"), our Quarterly Reports on Form 10-Q and in other documents we file from time to time with the SEC.
The forward-looking statements included in this release speak only as of the date hereof. We undertake no obligation (and expressly disclaim any obligation) to update any forward-looking statements, whether written or oral or as a result of new information, future events or otherwise.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended		Nine Months Ended
	September 28, 2024	September 30, 2023	September 28, 2024	September 30, 2023
Revenue	$885.2	$822.1	$2,701.7	$2,453.9
Cost of revenue	571.2	542.7	1,770.8	1,632.6
Gross profit	314.0	279.4	930.9	821.3
General and administrative expenses	74.8	66.9	223.1	210.8
Sales and marketing expenses	50.5	44.4	151.2	131.2
Research and development expenses	28.6	25.0	88.3	77.1
Gain on sale of businesses	(47.8)	—	(47.8)	(7.2)
Operating income	207.9	143.1	516.1	409.4
Interest expense	10.0	4.2	25.1	15.4
Interest income	(1.6)	(1.9)	(5.0)	(6.5)
Other non-operating income, net	(0.2)	(0.9)	(1.9)	(1.5)
Income before income tax expense	199.7	141.7	497.9	402.0
Income tax expense	37.8	29.9	103.6	80.6
Income from continuing operations	161.9	111.8	394.3	321.4
Loss from discontinued operations, net of income tax	(0.2)	—	(0.2)	—
Net income	161.7	111.8	394.1	321.4
Less: Income attributable to noncontrolling interests	0.6	1.0	2.8	2.4
Net income attributable to ITT Inc.	$161.1	$110.8	$391.3	$319.0

Amounts attributable to ITT Inc.:
Income from continuing operations	$161.3	$110.8	$391.5	$319.0
Loss from discontinued operations, net of tax	(0.2)	—	(0.2)	—
Net income attributable to ITT Inc.	$161.1	$110.8	$391.3	$319.0

Earnings per share attributable to ITT Inc.:
Basic:
Continuing operations	$1.98	$1.35	$4.78	$3.87
Discontinued operations	(0.01)	—	—	—
Net income	$1.97	$1.35	$4.78	$3.87
Diluted:
Continuing operations	$1.96	$1.34	$4.75	$3.86
Discontinued operations	—	—	—	—
Net income	$1.96	$1.34	$4.75	$3.86

Weighted average common shares – basic	81.6	82.1	81.9	82.4
Weighted average common shares – diluted	82.1	82.5	82.4	82.7

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

As of the Period Ended	September 28, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$460.9	$489.2
Receivables, net	802.0	675.2
Inventories	620.5	575.4
Other current assets	127.4	117.9
Total current assets	2,010.8	1,857.7
Non-current assets:
Plant, property and equipment, net	578.8	561.0
Goodwill	1,498.3	1,016.3
Other intangible assets, net	462.9	116.6
Other non-current assets	393.7	381.0
Total non-current assets	2,933.7	2,074.9
Total assets	$4,944.5	$3,932.6
Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings	$362.6	$187.7
Accounts payable	460.4	437.0
Accrued and other current liabilities	451.7	413.1
Total current liabilities	1,274.7	1,037.8
Non-current liabilities:
Long-term debt	467.8	5.7
Postretirement benefits	135.0	138.7
Other non-current liabilities	311.3	211.3
Total non-current liabilities	914.1	355.7
Total liabilities	2,188.8	1,393.5
Shareholders’ equity:
Common stock:
Authorized – 250.0 shares, $1 par value per share
Issued and outstanding – 81.5 shares and 82.1 shares, respectively	81.5	82.1
Retained earnings	2,993.2	2,778.0
Accumulated other comprehensive income (loss):
Postretirement benefits	(5.2)	(1.6)
Cumulative translation adjustments	(320.3)	(330.3)
Total accumulated other comprehensive loss	(325.5)	(331.9)
Total ITT Inc. shareholders’ equity	2,749.2	2,528.2
Noncontrolling interests	6.5	10.9
Total shareholders’ equity	2,755.7	2,539.1
Total liabilities and shareholders’ equity	$4,944.5	$3,932.6

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN MILLIONS)

For the Nine Months Ended	September 28, 2024	September 30, 2023
Operating Activities
Income from continuing operations attributable to ITT Inc.	$391.5	$319.0
Adjustments to income from continuing operations:
Depreciation and amortization	100.7	82.8
Equity-based compensation	19.8	15.1
Gain on sale of business	(47.8)	(7.2)
Other non-cash charges, net	23.8	22.5
Changes in assets and liabilities:
Change in receivables	(93.5)	(54.7)
Change in inventories	(2.6)	(40.9)
Change in contract assets	(5.0)	0.5
Change in contract liabilities	(1.6)	11.1
Change in accounts payable	(11.4)	16.5
Change in accrued expenses	(14.1)	29.4
Change in income taxes	(15.4)	(2.1)
Other, net	(5.0)	(24.4)
Net Cash – Operating Activities	339.4	367.6
Investing Activities
Capital expenditures	(87.5)	(68.5)
Proceeds from sale of business	162.4	10.5
Acquisitions, net of cash acquired	(864.8)	(79.3)
Other, net	(4.7)	(4.7)
Net Cash – Investing Activities	(794.6)	(142.0)
Financing Activities
Commercial paper, net borrowings	174.7	(204.3)
Long-term debt issued, net of debt issuance costs	762.4	—
Long-term debt, repayments	(301.3)	(1.2)
Share repurchases under repurchase plan	(104.0)	(60.0)
Payments for taxes related to net share settlement of stock incentive plans	(13.2)	(6.7)
Dividends paid	(78.7)	(71.9)
Other, net	(7.9)	(1.1)
Net Cash – Financing Activities	432.0	(345.2)
Exchange rate effects on cash and cash equivalents	(4.4)	(10.4)
Net cash – operating activities of discontinued operations	(0.4)	(0.2)
Net change in cash and cash equivalents	(28.0)	(130.2)
Cash and cash equivalents – beginning of year (includes restricted cash of $0.7 and $0.7, respectively)	489.9	561.9
Cash and Cash Equivalents – End of Period (includes restricted cash of $1.0 and $0.9, respectively)	$461.9	$431.7
Supplemental Disclosures of Cash Flow and Non-Cash Information:
Cash paid for Interest	$21.3	$12.3
Cash paid for Income taxes, net of refunds received	$106.8	$72.0
Capital expenditures included in current liabilities	$23.0	$16.3

Key Performance Indicators and Non-GAAP Measures
ITT reviews a variety of key performance indicators including revenue, operating income and margin, earnings per share, order growth, and backlog. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, acquisitions, dividends, and share repurchases. Some of these metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States of America (GAAP) and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined, respectively, as revenue and orders, excluding the impacts of foreign currency fluctuations, acquisitions, and divestitures that may or may not qualify as discontinued operations. Current year activity from acquisitions is excluded for twelve months following the closing date of acquisition. The period-over-period change resulting from foreign currency fluctuations is estimated using a fixed exchange rate for both the current and prior periods. Prior year revenue and orders are adjusted to exclude activity during the comparable period for twelve months post-closing date for divestitures that do not qualify as discontinued operations. We believe that reporting organic revenue and organic orders provide useful information to investors by helping identify underlying trends in our business and facilitating comparisons of our revenue performance with prior and future periods and to our peers.

Adjusted Operating Income is defined as operating income adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition- and divestiture-related impacts, and unusual or infrequent operating items. Special items represent charges or credits that impact current results, which management views as unrelated to the Company's ongoing operations and performance. Adjusted Operating Margin is defined as adjusted operating income divided by revenue. We believe these financial measures are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Adjusted Income from Continuing Operations is defined as income from continuing operations attributable to ITT Inc. adjusted to exclude special items that include, but are not limited to, restructuring, certain asset impairment charges, certain acquisition- and divestiture-related impacts, income tax settlements or adjustments, and unusual or infrequent items. Special items represent charges or credits, on an after-tax basis, that impact current results, which management views as unrelated to the Company’s ongoing operations and performance. The after-tax basis of each special item is determined using the jurisdictional tax rate of where the expense or benefit occurred. Adjusted Income from Continuing Operations per Diluted Share (Adjusted EPS) is defined as adjusted income from continuing operations divided by diluted weighted average common shares outstanding. We believe that adjusted income from continuing operations and adjusted EPS are useful to investors and other users of our financial statements in evaluating ongoing operating profitability, as well as in evaluating operating performance in relation to our competitors.

Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow Margin is defined as free cash flow divided by revenue. We believe that free cash flow and free cash flow margin provide useful information to investors as it provides insight into a primary cash flow metric used by management to monitor and evaluate cash flows generated by our operations.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Revenue to Organic Revenue
	MT	IP	CCT	Elim	Total
2024 Revenue	$344.9	$333.8	$207.2	$(0.7)	$885.2
Less: Acquisitions	—	40.0	15.3	(0.1)	55.2
Less: Foreign currency translation	1.5	(3.1)	—	(0.1)	(1.7)
2024 Organic revenue	$343.4	$296.9	$191.9	$(0.5)	$831.7
2023 Revenue	$359.5	$279.8	$184.0	$(1.2)	$822.1
Less: Divestitures	31.4	—	2.5	—	33.9
2023 Organic revenue	$328.1	$279.8	$181.5	$(1.2)	$788.2
Organic Revenue Growth - $	$15.3	$17.1	$10.4		$43.5
Organic Revenue Growth - %	4.7%	6.1%	5.7%		5.5%

Reported Revenue Growth - $	$(14.6)	$54.0	$23.2		$63.1
Reported Revenue Growth - %	(4.1)%	19.3%	12.6%		7.7%

Reconciliation of Orders to Organic Orders
	MT	IP	CCT	Elim	Total
2024 Orders	$353.3	$407.8	$205.5	$(1.2)	$965.4
Less: Acquisitions	—	60.7	6.5	—	67.2
Less: Foreign currency translation	1.6	(5.0)	—	(0.1)	(3.5)
2024 Organic orders	$351.7	$352.1	$199.0	$(1.1)	$901.7
2023 Orders	$366.6	$270.8	$187.4	$(0.7)	$824.1
Less: Divestitures	31.4	—	1.7	—	33.1
2023 Organic orders	$335.2	$270.8	$185.7	$(0.7)	$791.0
Organic Orders Growth - $	$16.5	$81.3	$13.3		$110.7
Organic Orders Growth - %	4.9%	30.0%	7.2%		14.0%

Reported Orders Growth - $	$(13.3)	$137.0	$18.1		$141.3
Reported Orders Growth - %	(3.6)%	50.6%	9.7%		17.1%

Note: Immaterial differences due to rounding.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliations of Operating Income/Margin to Adjusted Operating Income/Margin
	Third Quarter 2024					Third Quarter 2023
	MT	IP	CCT	Corporate	ITT	MT	IP	CCT	Corporate	ITT
Reported Operating Income	$110.0	$69.8	$38.1	$(10.0)	$207.9	$59.4	$64.7	$33.2	$(14.2)	$143.1
Gain on sale of Wolverine business	(47.8)	—	—	—	(47.8)	—	—	—	—	—
Restructuring costs	0.2	0.4	0.2	—	0.8	1.1	0.6	0.2	—	1.9
Acquisition-related expenses	—	(0.4)	1.2	—	0.8	—	—	—	—	—
Impacts related to Russia-Ukraine war	(0.1)	—	—	—	(0.1)	0.5	—	—	—	0.5
Other special items	—	—	—	—	—	—	(0.1)	0.1	—	—
Adjusted Operating Income	$62.3	$69.8	$39.5	$(10.0)	$161.6	$61.0	$65.2	$33.5	$(14.2)	$145.5
Change in Operating Income	85.2%	7.9%	14.8%	(29.6)%	45.3%
Change in Adjusted Operating Income	2.1%	7.1%	17.9%	(29.6)%	11.1%

Reported Operating Margin	31.9%	20.9%	18.4%		23.5%	16.5%	23.1%	18.0%		17.4%
Impact of special item adjustments	-1380 bps	0 bps	70 bps		-520 bps	50 bps	20 bps	20 bps		30 bps
Adjusted Operating Margin	18.1%	20.9%	19.1%		18.3%	17.0%	23.3%	18.2%		17.7%
Change in Operating Margin	1540 bps	-220 bps	40 bps		610 bps
Change in Adjusted Operating Margin	110 bps	-240 bps	90 bps		60 bps

Note: Immaterial differences due to rounding.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

	Reconciliation of Reported vs. Adjusted Income from Continuing Operating and Diluted EPS
		Income from Continuing Operations			Diluted Earnings per Share
		Q3 2024	Q3 2023	% Change	Q3 2024	Q3 2023	% Change
	Reported	$161.3	$110.8	45.6%	$1.96	$1.34	46.3%
	Special Items Expense / (Income):
	Gain on sale of Wolverine business	(47.8)	—		(0.58)	—
	Restructuring costs	0.8	1.9		0.01	0.03
	Acquisition-related costs	0.8	—		0.01	—
	Impacts related to Russia-Ukraine war	(0.1)	0.5		—	0.01
	Net tax benefit of pre-tax special items	(0.7)	(0.5)		(0.01)	(0.01)
	Other tax-related special items [a]	5.6	0.3		0.07	—
	Adjusted	$119.9	$113.0	6.1%	$1.46	$1.37	6.6%

	Note: Amounts may not calculate due to rounding.
	Per share amounts are based on diluted weighted average common shares outstanding.

[a]	2024 includes a tax expense on distributions of $4.6, tax expense from valuation allowance impacts of $2.2, and a tax benefit on return to accrual adjustments of ($1.3).

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of GAAP vs Adjusted EPS Guidance - Full Year 2024

	2024 Full-Year Guidance
	Low	High
EPS from Continuing Operations - GAAP	$6.16	$6.22
Gain on sale of Wolverine business	(0.58)	(0.58)
Estimated restructuring	0.07	0.07
Other special items	0.06	0.06
Tax on special Items	0.09	0.09
EPS from Continuing Operations - Adjusted	$5.80	$5.86

Note: The Company has provided forward-looking non-GAAP financial measures for organic revenue growth and adjusted operating margin. It is not possible, without unreasonable efforts, to estimate the impacts of foreign currency fluctuations, acquisitions, and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of organic revenue growth and adjusted operating margin to the most directly comparable GAAP financial measures without unreasonable efforts and accordingly has not provided reconciliations for these forward looking non-GAAP financial measures.

ITT Inc. Non-GAAP Reconciliation Statements
(In millions; all amounts unaudited)

Reconciliation of Cash from Operating Activities to Free Cash Flow
	Three Months Ended		Nine Months Ended		FY 2024
	9/28/2024	9/30/2023	9/28/2024	9/30/2023	Guidance
Net Cash - Operating Activities	$123.9	$169.8	$339.4	$367.6	$600.0
Less: Capital expenditures	36.6	22.2	87.5	68.5	150.0
Free Cash Flow	$87.3	$147.6	$251.9	$299.1	$450.0

Revenue	$885.2	$822.1	$2,701.7	$2,453.9	$3,630.0	[a]
Free Cash Flow Margin	9.9%	18.0%	9.3%	12.2%	12.4%

[a] Revenue included in the full year 2024 free cash flow margin guidance represents the expected revenue growth mid-point.